Exhibit 16.1

January 29, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 25, 2018 of The OLB Group, Inc. (the “Company”) and agree with the statements relating only to Liggett & Webb, P.A. contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Liggett & Webb, P.A.